As filed with the Securities and Exchange Commission on December 1, 2022
Registration No. 333-263837
Registration No. 333-261054

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-263837
Form S-8 Registration No. 333-261054
UNDER THE SECURITIES ACT OF 1933

RENOVACOR, INC.
(ZEBRAFISH MERGER SUB II, LLC, AS SUCCESSOR TO RENOVACOR, INC.)
(Exact name of registrant as specified in its charter)

Delaware	83-3169838
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

201 Broadway, Suite 310
Cambridge, Massachusetts 02139
(610) 424-2650
(Address, including zip code, of Principal Executive Offices)

Renovacor, Inc. 2021 Omnibus Incentive Plan
Renovacor, Inc. 2018 Stock Option and Grant Plan
(Full title of the plans)

Magdalene Cook, M.D. President and Chief Executive Officer 201 Broadway, Suite 310 Cambridge, Massachusetts 02139 (610) 424-2650	Copies to: John T. Haggerty William D. Collins Sarah Ashfaq Goodwin Procter LLP 100 Northern Avenue Boston Massachusetts 02210 (617) 570-1000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Renovacor, Inc. (the “Registrant”):

•
Registration Statement No. 333-263837, filed with the SEC on March 24, 2022, pertaining to the registration of 779,396 shares of common stock of the Registrant, $0.0001 par value per share (the “Common Stock”) reserved for future issuance under the Renovacor, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”); and

•
Registration Statement No. 333-261054, filed with the SEC on November 12, 2021, pertaining to the registration of 1,119,120 shares of Common Stock reserved for future issuance under the 2021 Plan, 72,546 shares of Common Stock reserved for future issuance under the 2021 Plan to be used solely and exclusively for the grant of restricted stock units pursuant to the earnout provisions of the Agreement and Plan of Merger, dated March 22, 2021, by and among the Registrant, CHAQ2 Merger Sub, Inc., a wholly owned subsidiary of the Registrant, and Renovacor Holdings, Inc., 1,037,741 shares of Common Stock reserved for future issuance upon the exercise of previously granted stock options that remained outstanding under the 2021 Plan and 194,926 shares of Common Stock reserved for future issuance upon the exercise of previously granted stock options that remained outstanding under the 2018 Stock Option and Grant Plan.

On December 1, 2022, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2022, by and among the Registrant, Rocket Pharmaceuticals, Inc. (“Rocket”), a Delaware corporation, Zebrafish Merger Sub, Inc. (“Merger Sub I”), a Delaware corporation and a direct wholly owned subsidiary of Rocket, and Zebrafish Merger Sub II, LLC (“Merger Sub II”), a Delaware limited liability company and a direct wholly owned subsidiary of Rocket, (i) Merger Sub I merged with and into the Registrant (the “First Merger”) and (ii) the Registrant, as the surviving company of the First Merger, merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II as the surviving company and successor-in-interest to the Registrant following the Mergers, at which time the separate corporate existence of the Registrant ended. Pursuant to the requirements of the Securities Exchange Act of 1934, Merger Sub II, as successor to the Registrant, has caused this Post-Effective Amendment to be signed on its behalf by the undersigned duly authorized person.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts on this 1st day of December, 2022.

Zebrafish Merger Sub II, LLC
(as successor by merger to Renovacor, Inc.)

By:	/s/ Gaurav Shah
Name:	Gaurav Shah
Title:	Authorized Person

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.